Exhibit 10.2

PERFORMANCE SHARE UNIT AWARD AGREEMENT

Helix Energy Solutions Group, Inc.

2005 Long-Term Incentive Plan

This Performance Share Unit Award Agreement (the “Agreement”) is made by and between Helix Energy Solutions Group, Inc. (the “Company” or “Helix”) and ___________ (the “Employee”) effective as of _____, 20__ (“Grant Date”), pursuant to the Helix Energy Solutions Group, Inc. 2005 Long-Term Incentive Plan (the “Plan”), which is incorporated by reference herein in its entirety.

WHEREAS, the Company desires to grant to the Employee the performance share units specified herein (the “Units”), subject to the terms and conditions of the Plan and the terms and conditions of this Agreement; and

WHEREAS, the Employee desires to be granted the Units subject to the terms and conditions of this Agreement and the Plan;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    The Plan.    The Plan, a copy of which has been made available to the Employee, is incorporated by reference and made a part of this Agreement as if fully set forth herein. This Agreement uses a number of defined terms that are defined in the Plan or in the body of this Agreement. These defined terms are capitalized wherever they are used.

2.    Award.

        (a)        The Compensation Committee of the Board of Directors of the Company (the “Committee”) has awarded to the Employee, and on the Grant Date, the Company hereby grants to the Employee,              Units, which constitute Restricted Stock Units under the Plan and which are subject to the terms and conditions of this Agreement and the Plan. The Employee has the opportunity to earn up to 200% of the              Units granted hereby based upon the performance criteria described in Section 2(c).

        (b)        Depending on the Company’s achievement of the performance goals specified in Section 2(c) during the three-year period beginning January 1, 20__ and ending December 31, 20     (the “Performance Period”), the Employee shall be entitled to a payment equal to the value of the Units determined pursuant to Section 2(d) if, except as otherwise provided in Section 3, the Employee remains actively employed with the Company and/or its Affiliate(s) through the end of the Performance Period.

        (c)        The amount paid with respect to the Units shall be based upon the Company’s total shareholder return relative to the total shareholder return of the Company’s “Peer Group” listed on Schedule A attached hereto (“Relative TSR”). The top and bottom performer shall be excluded from the group. The Company and the remaining peers shall then be grouped into quintiles as follows:

Helix’s Percentile Rank	Payout as % of Target Award
Highest quintile	200%
Second highest quintile	150%
Middle quintile	100%
Second lowest quintile	50%
Lowest Quintile	0%

“Total Shareholder Return” or “TSR” = (Ending Stock Price – Beginning Stock Price + Dividends, if any, paid over the Performance Period)/Beginning Stock Price.

Ending and Beginning Stock Price = the average Stock Price for the 20 trading days prior to the ending and beginning dates of the Performance Period.

Stock Price = the closing price for the day as reported on the applicable exchange or market.

TSR of the Company or any member of the Peer Group shall be equitably adjusted to reflect any spin off, stock split, reverse stock split, stock dividend, recapitalization, or reclassification or other similar change in the number of outstanding shares of common stock.

        (d)        The amount payable to the Employee pursuant to this Agreement, if any, shall be paid in shares of Stock of the Company, unless the Committee determines to make payment in cash. Any Units payable to the Employee shall be calculated by multiplying the number of Units awarded to the Employee by the Performance Percentage set forth above for the level of achievement of the performance criteria set forth in Section 2(c). By way of example, if the Company ranked seventh in Relative TSR (i.e. was in the middle quintile), 100% of the Units would be payable to the Employee. The cash value payable shall be determined by multiplying the number of Units payable by the Fair Market Value of a share of Stock on the date determined by the Committee.

        (e)        Except as provided in Section 3(b), payment of amounts due shall be made between the January 1 immediately following the end of the Performance Period and the March 15 immediately following the end of the Performance Period.

3.    Early Termination; Change of Control.

        (a)        In the event of the Employee’s termination of employment prior to the end of the Performance Period due to (i) death, (ii) disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (“Disability”), or (iii) Retirement (as hereinafter defined), the Employee shall vest in a number of Units determined by multiplying the number of Units granted by a fraction, the numerator of which is the number of full months between the beginning of the Performance Period and the date of termination due to death, Disability or Retirement and the denominator of which is thirty-six (36). The Committee shall determine the number of Units vested and the amount to be paid to the Employee or his estate in accordance with Section 2(e) based on the Relative TSR performance criteria for the entire Performance Period. As used herein, “Retirement” is defined as the voluntary termination of employment at or after age 55 with at least five years of service and the Employee not, at any time on or before the date that is two years following termination of employment, accepting employment with, acquiring a 5% or more equity or participation interest in, serving as a consultant, advisor, director or agent of, directly or indirectly soliciting or recruiting any employee of the Company who was employed at any time during Employee’s service with the Company, or otherwise assisting in any other capacity or manner any company or enterprise that is directly or indirectly in competition with or acting against the interests of the Company or any of its lines of business, except for any service or assistance that is provided at the request or with the written permission of the Company. Any accelerated vesting pursuant to this Section 3(a) shall not affect the time of payment under this Agreement.

(b)        In the event of a Change of Control during the Performance Period, the Employee shall vest in all of the Units granted to the Employee under this Agreement. The amount paid with respect to the Units will be determined based on the Relative TSR performance criteria as set forth in Section 2(c); however, the total shareholder return of the Company and the Peer Group will be determined over an adjusted performance period, defined as the period beginning on the original beginning date of the Performance Period and ending on the effective date of the Change of Control. If the award is payable in cash, the cash value payable shall be determined by multiplying the number of Units payable by the Fair Market Value of a share of Stock on the date of the Change of Control. Payment shall be made to the Employee upon the date of the Change of Control. Notwithstanding the foregoing, if the Change of Control does not qualify as a “change in control event” under Department of Treasury Regulation section 1.409A-3(i)(5)(i), then payment shall be made at the time specified in Section 2(e).

(c)        The Units may also vest under circumstances provided in any employment agreement between the Employee and the Company or other severance arrangements established by the Company. If the Employee is a party to an employment and/or severance agreement with the Company or a participant in a severance plan of the Company that provides for accelerated vesting of restricted stock units that were scheduled to vest within a specified period, the Units will be treated as scheduled to vest within such specified period if the Performance Period for such Units is scheduled to end within such specified period and the Relative TSR for the Performance Period results in a payout for the Units. By way of example, if an Employee’s employment is terminated by the Company under circumstances that would entitle the Employee to the acceleration of vesting of restricted stock units that are scheduled to vest within the next twelve months and the Employee holds Units with a Performance Period ending within the next twelve months, the Employee would receive a payout for those Units in accordance with the terms of this Agreement based on the Company’s Relative TSR for the Performance Period. Any accelerated vesting pursuant to this Section 3(c) shall not affect the time of payment under this Agreement.

4.         Tax Withholding.    To the extent that the receipt or payout of the Units results in income to the Employee for federal, state or local income or employment tax purposes with respect to which the Company or any of its Affiliates has a withholding obligation, if the payment is in cash the Company or the Affiliate, as applicable, shall withhold all applicable tax from any cash payable for the Units, or if payment is in shares of Stock of the Company, you shall deliver to the Company at the time of receipt such amount of money as the Company may require to meet its or its Affiliate’s obligation under applicable tax laws or regulations, and if you fail to do so, the Company is authorized to withhold from any shares issued under this Agreement sufficient to satisfy the withholding obligation based on the last per share sales price of the Company’s common stock for the trading day immediately preceding the date that the withholding obligation arises.

5.        Employment Relationship.    For purposes of this Agreement, the Employee shall be considered to be in the employment of the Company and its Affiliates as long as the Employee has an employment relationship with the Company and its Affiliates. The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan and the Committee’s determination shall be final and binding on all persons.

6.        Not an Employment Agreement.    This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between the Employee and the Company and its Affiliates or guarantee the right to remain employed by the Company and its Affiliates for any specified term.

7.        Notices.    Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the then current address of the Company’s Principal Corporate Office, and to the Employee at the Employee’s address indicated beneath the Employee’s signature on the execution page of this Agreement, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

8.        Amendment and Waiver.    This Agreement may be amended, modified or superseded only by written instrument executed by the Company and the Employee. Only a written instrument executed and delivered by the party waiving compliance hereof shall make any waiver of the terms or conditions. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than the Employee. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner effect the right to enforce the same. No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other condition, or the breach of any other term or condition.

9.        Governing Law and Severability.    This Agreement shall be governed by the laws of the State of Texas, without regard to its conflicts of law provisions. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

10.        Successors and Assigns.    This Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and subject to Section 3(a), to the Employee, the Employee’s permitted assigns, executors, administrators, agents, legal and personal representatives.

11.        Counterparts.    This Agreement may be executed in multiple counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute but one and the same instrument.

12.        Section 409A.    This Agreement shall be construed and interpreted to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations or other guidance promulgated thereunder (“Section 409A”). Neither the Company nor the members of the Committee shall be liable for any determination or action taken or made with respect to this Agreement or the Units granted thereunder.

13.        Non-Transferability.    Neither this Agreement nor the rights of Employee hereunder shall be transferable by the Employee during his or her life other than by will or pursuant to applicable laws of descent and distribution, subject to Section 3(a) herein. No rights or privileges of the Employee in connection herewith shall be transferred, assigned, pledged or hypothecated by Employee or by any other person in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process. In the event of any such occurrence, this Agreement shall automatically be terminated and shall thereafter be null and void.

14.        Entire Agreement.    The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided herein or in the Plan or as it may be amended from time to time by a written document signed by each of the parties hereto. Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of the Agreement shall be void and ineffective for all purposes.

15.        Unsecured Promise to Pay.    The Company’s obligation under the Plan and this Agreement is an unsecured and unfunded promise to pay benefits that may be earned in the future. The Company shall have no obligation to set aside, earmark or invest any fund or money with which to pay its obligations under this Agreement. The Employee or any successor in interest shall be and remain a general creditor of the Company in the same manner as any other creditor having a general claim for matured and unpaid compensation.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized representative, and the Employee has executed this Agreement, all effective as of the date first above written.

HELIX ENERGY SOLUTIONS GROUP, INC.

By:
Owen Kratz
President and Chief Executive Officer

EMPLOYEE:

Name:
Address:

Schedule A

PEER GROUP COMPANIES

ATP Oil & Gas Corp.

Atwood Oceanics, Inc.

Cameron International Corporation

Dril-Quip, Inc.

Energy XXI Ltd.

FMC Technologies, Inc

Global Industries, Ltd.

McDermott International Inc.

Oceaneering International, Inc.

Oil States International, Inc.

Petrofac Limited

Rowan Companies, Inc.

Stone Energy Corp.

Superior Energy Services, Inc.

TETRA Technologies, Inc.

W&T Offshore, Inc.

If any Peer Group company’s Relative TSR shall cease to be publicly available (due to a business combination, receivership, bankruptcy or other event) or if any such company is no longer publicly held, the Committee shall exclude that company from the Peer Group and select a substitute Peer Group company if required for the peer group to consist of 15 companies.

Once a company is removed from the Peer Group as described above, that company shall be treated as having been removed from the Peer Group for the entire Performance Period and the substitute Peer Group company shall be treated as included in the Peer Group for the entire Performance Period.